EXCLUSIVE DISTRIBUTION AGREEMENT

AGREEMENT dated as of this 15th day of September, 2008 ("Agreement") by and between NeuroMed Devices, Inc., ("MANUFACTURER"), a Nevada corporation with principal offices at Oakley, Utah and Laguna Niguel, California, USA, and Biofield, Inc., Delaware corporation with offices in Philadelphia and Hong Kong, ("DISTRIBUTOR").

RECITALS

WHEREAS, MANUFACTURER owns all patent rights and formulations in and to certain products/medical devices described more fully herein, (the “Product”);

WHEREAS, MANUFACTURER has agreed to authorize DISTRIBUTOR to promote and distribute the Products on an exclusive worldwide basis (subject to the Performance Minimums terms contained herein) including but not limited to professional, clinical, commercial, retail and direct response television and other all forms of marketing

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in consideration of the Recitals, covenants and agreements contained herein, DISTRIBUTOR and MANUFACTURER hereby agree as follows:

Section 1.  Term.

The term of this Agreement shall commence as of the date first set forth above and (subject to the Performance Minimums terms contained herein) shall continue for a period of three (3) years unless previously terminated as set forth herein (the "Initial Term").

Section 2. Products.

(a)           The Product to be advertised and sold is listed on Exhibit A attached hereto on the terms contained therein, as may be mutually revised from time-to-time, and each individual set of the Products is herein referred to as a "Product Unit."

(b)(i)        MANUFACTURER hereby represents that the Product currently exists and is available for delivery to DISTRIBUTOR in accordance with the terms of this Agreement.

(ii)        The Product shall be sold under the name or names chosen by MANUFACTURER and DISTRIBUTOR shall not remove any proprietary marks of the MANUFACTURER from the Product(s).

(iii)	DISTRIBUTOR shall own all right and title to any trade dress which it creates for the Product.

(c)           Upon execution of this Agreement (and as a condition to DISTRIBUTOR'S execution thereon), MANUFACTURER shall provide DISTRIBUTOR with copies of any patent, copyright, trademark, trade name and service mark registrations, worldwide governmental/regulatory approvals including but not limited to the FDA (and similar agencies worldwide), CE  relating to the Product  (all of which are listed on Exhibit B) and all such other documentation which shall in any way affect the legal and effective distribution, promotion and sale of the Product. The information contained in Exhibit A and on Exhibit B and any other information delivered by MANUFACTURER are collectively referred to herein as the "Product Information." DISTRIBUTOR is hereby granted the license to duplicate and use the Product Information as contemplated by and in accordance with the terms of this Agreement. MANUFACTURER shall provide DISTRIBUTOR with any new Product Information as it is developed. Product Information shall also include and any related packaging material or accompanying printed material to be used in the sale and delivery of the Products. MANUFACTURER shall consult with DISTRIBUTOR as reasonably required by DISTRIBUTOR regarding the correct form for duplicating, manufacturing or producing the Products (and any related packaging material or accompanying printed material)

             (d)(i)           MANUFACTURER hereby represents that the lead time for supplying Products to DISTRIBUTOR is one (1) month after DISTRIBUTOR's (and/or its licensees) order date for orders up to two hundred thousand (200,000) units at current capacity, and MANUFACTURER hereby agrees to use its best efforts to deliver Products to DISTRIBUTOR (and/or its licensees) within such time-frame after its receipt of said purchase orders. MANUFACTURER hereby represents that it has the capability to increase monthly capacity upon reasonable notice. MANUFACTURER shall credit DISTRIBUTOR, its licensees and/or other purchasers of the Products, in full, for any defective Product Unit returned to MANUFACTURER. A Product Unit shall be deemed to be defective if any component of that Product Unit is defective. The DISTRIBUTOR agrees to establish a new sales quota every year and shall be presented to the MANUFACTURER 90 days before the end of each sales year. The sales may expand at an accelerated rate and the MANUFACTURER may not be able to meet the requirements of DISTRIBUTOR, in that case the MANUFACTURER will come up with a plan in 30 days to meet DISTRIBUTOR’s needs.

(ii)              MANUFACTURER shall assure that its manufacturers maintain a quality control program and product quality standards consistent with industry standards.

Section 3  Terms Of Sale To Customer Base Of Products By DISTRIBUTOR.

(a)           Terms and Conditions.  All sales of Products by DISTRIBUTOR from Manufacturer to DISTRIBUTOR’s customer base of healthcare service provider offices (clinics), during the term of this Agreement, shall be subject to the terms and conditions of this Agreement.

(b)           Prices.  All prices are “cost, insurance and freight” the DISTRIBUTOR’s destination Port of Entry; e.g., Shenzhen Bay, Port of Hong Kong, etc. ("C.I.F."). The discounted price offered to DISTRIBUTOR for each of the Products ("Sale Price") shall be as set forth in Exhibit C attached hereto.  The Price to DISTRIBUTOR for spare parts for the Products shall be as set forth in Exhibit D attached hereto.  The difference between DISTRIBUTOR's Price and DISTRIBUTOR's selling price to its customers shall be DISTRIBUTOR's profit and sole remuneration for sale of the Products.  Manufacturer has the right at any time to revise the prices in Exhibits C and D with one hundred and twenty (120) days' advance written notice to DISTRIBUTOR.  Such revisions shall apply to all orders received after the effective date of revision.  Price increases shall not affect unfulfilled purchase orders accepted by Manufacturer prior to the effective date of the price increase.  Price decreases shall apply to pending purchase orders accepted by Manufacturer prior to the effective date of the decrease, but not yet shipped.

(c)           Taxes, Tariffs, Duties and Fees.  DISTRIBUTOR's Price does not include any value added tax, national or local taxes, tariffs, duties or fees from the port of entry that may be applicable to the Products.  When Manufacturer has the legal obligation to collect such amounts, the appropriate amount shall be added to DISTRIBUTOR's invoice and paid by DISTRIBUTOR unless DISTRIBUTOR provides Manufacturer with a valid tax exemption certificate authorized by the appropriate taxing authority.

(d)           Order and Acceptance.  All orders for Products submitted by DISTRIBUTOR shall be initiated as written purchase order requests sent to Manufacturer. Each Purchase Order should be accompanied by a request for a delivery date, provided, however, that an order may initially be placed orally if a confirming written non-cancelable purchase order request is received by fax or via the internet (email) at the Manufacturer within 24 hours after said oral order was placed. No order shall be binding upon Manufacturer until accepted by the Manufacturer in writing, and Manufacturer shall have no liability to DISTRIBUTOR with respect to purchase order requests that are not accepted.  Manufacturer shall use its reasonable best efforts to notify DISTRIBUTOR of the acceptance or rejection of an order and of the assigned delivery date for accepted orders within two working (2) days after receipt of the purchase order request.  No partial shipment of a purchase order shall constitute the acceptance of the entire order, absent the written acceptance of such entire order.  Manufacturer shall use its reasonable best efforts to deliver Products at the times specified either in its quotation or in its written acceptance of DISTRIBUTOR's purchase orders. Delivery in a timely fashion by Manufacturer assumes that the DISTRIBUTOR has provided all quarterly forecasts as required herein, and Manufacturer has been properly notified of pending sales orders to DISTRIBUTOR’s customers in a timely fashion so adequate inventory could be manufactured to fulfill said purchase orders placed by the DISTRIBUTOR.

(e)           Terms of Sales-Purchase Order Requests.  DISTRIBUTOR's sales-purchase order request submitted to Manufacturer with respect to Products to be delivered to DISTRIBUTOR’s customers, shall be governed by the terms of this Agreement. Nothing contained in any sales-purchase order request shall in any way modify such terms of the sale to the DISTRIBUTOR’s customer, or add any additional terms or conditions.

(f)           Payment.  Full payment of DISTRIBUTOR Price for the Products (including any freight, taxes or other applicable costs initially paid by Manufacturer but to be borne by DISTRIBUTOR) shall be made by DISTRIBUTOR to Manufacturer at the time of shipment to either the DISTRIBUTOR or (in special circumstances) the DISTRIBUTOR’s customer(s).  Payment shall be in U.S. dollars and shall be effected by means of credit card or wire transfer. Payment by credit card or wire transfer shall allow for partial shipments, and shall be in an amount equal to DISTRIBUTOR's Purchase Price for the Products plus all applicable taxes, shipping charges, and other charges to be borne by DISTRIBUTOR.  All exchange, interest, banking, collection, and other charges shall be at DISTRIBUTOR's expense.  DISTRIBUTOR shall pay all of Manufacturer's costs and expenses (including reasonable attorneys' fees) to enforce and preserve Manufacturer's rights under this Subsection 3(f).

(g)           Shipping.  All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in Manufacturer's standard shipping cartons, marked for shipment at DISTRIBUTOR's address set forth above, and delivered to DISTRIBUTOR C.I.F., at which time (subject to Subsection 3(l) below, Rejection of Products) responsibility for such Products and risk of loss shall pass to DISTRIBUTOR.  Unless otherwise agreed upon in writing, Manufacturer shall select the carrier.  All freight, insurance, and other shipping expenses, as well as any special packing expense, shall be paid by Manufacturer.  DISTRIBUTOR shall bear all applicable taxes, duties, and similar charges that may be assessed against the Products after delivery to the port of entry.

(i)           Rejection of Products.  DISTRIBUTOR shall inspect all Products promptly upon receipt thereof and may reject and return any Product that fails in any material way to meet the specifications set forth in Manufacturer's current brochure for that Product.  To reject a Product, DISTRIBUTOR shall notify Manufacturer in writing (or by facsimile/email notification) of its rejection and request a Material Return Authorization ("MRA") number.  Manufacturer shall use its best efforts to provide the MRA number in writing or by facsimile/email to DISTRIBUTOR within twenty four (24) hours after receipt of the request.  Within ten (10) days after receipt of the MRA number, DISTRIBUTOR shall return to Manufacturer the rejected Product, freight prepaid, in its original shipping carton with the MRA number displayed on the outside of the carton.  Provided that Manufacturer has complied with its obligations in this agreement, Manufacturer reserves the right to refuse to accept any rejected Products that do not bear an MRA number on the outside of the carton.  As promptly as possible, but no later than thirty (30) working days after receipt by Manufacturer of properly rejected Products, Manufacturer shall, at its option and expense, either repair or replace the Products.  Manufacturer shall pay the shipping charges back to DISTRIBUTOR for properly rejected Products that have been repaired or replaced to meet or exceed factory specifications prior to return to DISTRIBUTOR.

(k)           Reservation of Title.  Transfer of title for each Product shipped to DISTRIBUTOR or its’ customers under special circumstances, shall be subject to full payment of the Sales-Purchase Order Price prior to shipment.  Until such full payment is complete, the Product shall remain the property of Manufacturer.  For all Products to which Manufacturer retains title, such as demo units, DISTRIBUTOR shall (i) carry full insurance on the Products throughout the time they are in DISTRIBUTOR’s possession and (ii) segregate those Products from other products in DISTRIBUTOR's consignment, demo or regular product inventory of other, non-competitive products.

(l)           Training.      Manufacturer shall provide sales training to DISTRIBUTOR's personnel initially and then at periodic intervals at rates of cost to be mutually agreed upon by Manufacturer and DISTRIBUTOR, with the frequency and training content to be determined by the Manufacturer. Training will be made available by Manufacturer in a format that is easy to facilitate and yet provides vital information to the DISTRIBUTOR's sales force. Manufacture will decide by what methodology training will be made available to DISTRIBUTOR.

(m)           Repairs.      Repairs shall be provided by Manufacturer at Manufacturer's authorized repair center in Penang, Malaysia, unless and until other repair facilities are established, or Product will be replaced at the Manufacturer's discretion

Section 4  Exclusivity.

(a)                      Subject to all of the terms and conditions of this Agreement, MANUFACTURER hereby grants to DISTRIBUTOR the exclusive worldwide ("Territory") license to sell or to otherwise distribute the Products (and to license others to air and/or sell) through broadcast and cable television media via telemarketing, direct mail, package inserts, syndication and any other direct response marketing media and via catalogue, retail sales and any other means. MANUFACTURER hereby grants to DISTRIBUTOR the exclusive worldwide license to use the patents and copyrights held by MANUFACTURER relating to the Products in connection with DISTRIBUTOR's sales of the Product in the manner described above. DISTRIBUTOR in its sole and complete discretion, shall decide the price at which the Products are to be sold by DISTRIBUTOR.

(b)                     During the term of this Agreement, neither MANUFACTURER nor its principals or affiliates shall sell, distribute, promote or market (x) the Product under any name (whether or not used by DISTRIBUTOR) via cable or broadcast television, telemarketing, direct mail, package inserts, syndication, catalogue or retail sales or any other means.

(c)                      Notwithstanding the provisions of subsections (a) and (b) above, DISTRIBUTOR shall lose its exclusive rights to sell the Product if, beginning six (6) months after the execution of this Agreement (the “Ramp-Up Period”), it does not issue and pay for (directly and/or indirectly through a licensee(s)) purchase orders for a minimum of either two hundred thousand (200,000) Product Units (total) or pay MANUFACTURER a minimum of Ten Million ($10,000,000) dollars for purchase of the Product(s), (collectively the “Performance Minimums”) in the twelve (12) month period following the Ramp-Up Period. Thereafter in order to retain exclusive rights, DISTRIBUTOR’s the Performance Minimums shall increase a minimum of ten (10%) percent  during the succeeding twelve (12) month period and for each succeeding twelve (12) month period thereafter. DISTRIBUTOR shall be permitted to carry-over any excess in purchase order amounts and apply the excess against the applicable minimums.  If DISTRIBUTOR fails to meet such performance minimums, its rights under subsection (a) above shall become non-exclusive, and MANUFACTURER shall no longer be subject to the restrictions of subsection (b) above.  Notwithstanding the foregoing, DISTRIBUTOR shall retain its exclusive rights if and for so long as DISTRIBUTOR's failure to meet such goals set forth herein is due to the unavailability of Product, the breach of this Agreement by MANUFACTURER or force majeure, or is due to the unavailability of Product for reasons beyond DISTRIBUTOR's reasonable control or action taken or threatened by any governmental authority that restricts or impairs the unimpeded sale of the Products by DISTRIBUTOR. DISTRIBUOR shall have thirty (30) days to cure a failure in performance under this section by issuing to MANUFACTURER, a purchase order in the amount required to offset the shortfall.

(d)                      Ownership. All right, title and interest, including, without limitation, the Intellectual Property Rights, in and to the MANUFACTURER Products and any and all enhancements, improvements, modifications, alterations and derivative works thereto and anything based thereon or derived there from (regardless of whether separately and independently developed by MANUFACTURER or DISTRIBUTOR or jointly-developed by MANUFACTURER and DISTRIBUTOR, including but not limited to “look and feel” aspects thereof, shall at all times be owned by MANUFACTURER.  In furtherance thereof, DISTRIBUTOR hereby irrevocably, unconditionally, fully and forever transfers, assigns and conveys to Licensor all right, title and interest in or to any and all such enhancements, improvements, modifications, alterations and derivative works and anything based thereon or derived there from, including, without limitation, all Intellectual Property Rights in and to MANUFACTURER’s technology and products. MANUFACTURER shall have the sole and exclusive right to apply for, prosecute, obtain and maintain patents, copyrights, trademarks and other intellectual property protection with respect to the foregoing and DISTRIBUTOR agrees to sign any additional document of assignment or other documents that MANUFACTURER deems necessary or desirable, and otherwise cooperate and assist MANUFACTURER, to separately confirm or more completely vest in MANUFACTURER the exclusive right and title to any and all of the foregoing. DISTRIBUTOR shall not pursue any claim or cause of action or otherwise dispute, contest or challenge in any manner anywhere in the world, directly or indirectly, any Intellectual Property Rights of MANUFACTURER in and to the MANUFACTURER‘S Intellectual Property and any such enhancements, improvements, modifications, alterations and derivative works and anything based thereon or derived there from DISTRIBUTOR shall not undertake any development of any technology or pursue any protection of Intellectual Property Rights that will or would be reasonably likely to preclude, limit or impair to any extent anywhere in the world the enforcement, use or exploitation by MANUFACTURER of any of its Intellectual Property Rights or the enhancement, improvement, modification or alteration by Licensor of or creation by MANUFACTURER of derivative works or anything based on or derived from, the MANUFACTURER‘S Intellectual Property . This Agreement transfers neither title nor any Intellectual Property Rights in any MANUFACTURER‘S Intellectual Property or any such enhancements, improvements, modifications, alterations or derivative works to DISTRIBUTOR. This license does not authorize any use other than that which is expressly set out herein, and no other right or license is granted, by implication, estoppels or otherwise under any Intellectual Property Rights and/or Confidential Information. All rights not expressly granted to DISTRIBUTOR are hereby retained by MANUFACTURER. If DISTRIBUTOR provides comments, suggestions, feedback, test results or evaluation results or provides oral or written observations or suggestions related to MANUFACTURER‘S Intellectual Property or potential enhancements, improvements, modifications, alterations or derivative works thereto or anything based thereon or derived there from (collectively, the “Feedback”), DISTRIBUTOR grants to MANUFACTURER a non-exclusive, royalty-free, irrevocable, worldwide right and license to use and duplicate the Feedback in any manner and to any extent MANUFACTURER determines. DISTRIBUTOR shall not provide to MANUFACTURER any Feedback in which it or any third party asserts or may assert any proprietary rights. Subject to the obligations of confidentiality herein, MANUFACTURER may use any general learning, skills, know-how, or other Residual Information for any purpose, provided that this right to Residual Information does not represent a license under any patents, copyrights or other intellectual property of DISTRIBUTOR. The term “Residual Information” means any information retained in the unaided memory of a person who had access to DISTRIBUTOR’s Confidential Information pursuant to the terms of this Agreement and does not include information intentionally memorized for the purpose of creating Residual Information.

(e)                      From time-to-time during the term of this agreement, MANUFACTURER may deliver a proposal to fund the research and development projects of MANUFACTURER, (the “R&D Proposal”) to DISTRIBUTOR in sufficient detail regarding the project and the funding required therefore. Within thirty (30) days of its receipt of each such R&D Proposal, DISTRIBUTOR shall either agree to fund such proposal in full or part, upon terms acceptable to the parties or pass. IT IS DISTRIBUTOR’S AVOWED INTENTION TO USE ALL REASONABLE EFFORTS TO ACCEPT EACH SUCH PROPOSAL AND TO FULLY FUND THE SAME DURING ITS PERIOD OF EXCLUSIVITY GRANTED IT HEREUNDER; HOWEVER, MANUFACTURER IS NOT REQUIRED TO OFFER the R&D PROPOSAL FIRST TO DISTRIBUTOR.

(f)                      Notwithstanding anything to the contrary contained herein, for DISTRIBUTOR to retain the exclusive rights granted herein, it must, at a minimum, secure funding in the amount of ~~three~~ five million ($5,000,000) dollars within the one hundred eighty (180) ~~twenty (120)~~ days immediately following the execution of this agreement. If it fails to do so, then, the MANUFACTURER has the option to terminate this agreement as per the terms of Section 5 below.

Section 5. Termination

(a)           The parties shall be permitted to terminate this Agreement on account of (i) the breach by the other party of any material representation or warranty made by the other party in this Agreement or, (ii)  the failure of the other party to comply with any of the material covenants of the other party (other than in the case of clauses (i) and (ii) if such breach or failure is the result of force majeure (a "Breach" ). Prior to such termination,  the non-breaching party shall give the other party written notice of and thirty (30) days to cure, such Breach, and if the Breach is cured within such thirty (30) day period, the non-breaching shall not be permitted to terminate this agreement.

(b)           This Agreement shall terminate, without notice, (i) upon the institution by  DISTRIBUTOR of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of DISTRIBUTOR's debts, (ii) upon DISTRIBUTOR's making an assignment for the benefit of creditors, or (iii) upon DISTRIBUTOR's dissolution or ceasing to do business.

(c)           In the event of termination of this Agreement, the parties agree as follows:

                          (i)  The six (6) month period following date of termination, is hereinafter referred to as "Period of Termination".  Except in the case where DISTRIBUTOR has materially breached this Agreement causing its termination, then during the Period of Termination, if any, all rights granted DISTRIBUTOR in this Agreement shall automatically become non-exclusive without any further notice. Notwithstanding anything to the contrary contained herein, upon termination of this Agreement, DISTRIBUTOR shall retain the right to fulfill all orders received by DISTRIBUTOR following such termination and to continue to market the Products on a non-exclusive basis. Unless otherwise agreed to by MANUFACTURER, afte~~r~~ the expiration of the Period of Termination, all rights granted DISTRIBUTOR in this Agreement shall automatically terminate without any further notice.

Section 6.  Representations. Warranties and Covenants of MANUFACTURER to DISTRIBUTOR.

(a)           MANUFACTURER hereby represents and warrants to DISTRIBUTOR as follows:

(i)           MANUFACTURER is a corporation duly organized, validly existing and in good standing and has the corporate power to own its assets and properties and to carry on its business as now being and heretofore conducted;

                                (ii)           The execution, delivery and performance of this Agreement by MANUFACTURER has been duly authorized by MANUFACTURER, does not violate its certificate of incorporation. by-laws or similar governing instruments or applicable law and does not, and with the passage of time will not, materially conflict with or constitute a breach under any other agreement, judgment or instrument to which MANUFACTURER is a party or by which it is bound;

(iii)           This Agreement is the legal, valid and binding obligation of MANUFACTURER, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors' rights generally and by equitable principles of general application (regardless of whether considered in a proceeding in equity or at law) and the discretion of the court before which any such proceeding may be brought;

(iv)           MANUFACTURER is authorized to permit DISTRIBUTOR to sell the Products and the sale of such Products will neither infringe on nor violate the rights of any third party relating to any patent and copyright used in connection with the Product.

(v)           MANUFACTURER has not heretofore granted and will not grant, during the term of this Agreement, any rights to any other parties which are inconsistent with the rights granted to DISTRIBUTOR under this Agreement;

(vi)           The Product Information which has been heretofore been delivered, or will upon execution will be delivered to DISTRIBUTOR is true and correct in all material respects.

(viii)         Other than as set forth in this Agreement (or agreed to by DISTRIBUTOR), no payments are due or will arise with respect to third parties for which DISTRIBUTOR shall be liable on account of DISTRIBUTOR's sales of the Products;

(viii)         MANUFACTURER is the sole and exclusive owner in the Territory, of all patents, copyrights. trademarks, trade names and service marks used in connection with the Products and/or necessary in connection with the design. development, production, manufacture, promotion and sale of the Product.  MANUFACTURER shall, upon execution of this Agreement, deliver to DISTRIBUTOR all appropriate U.S., UCC, Berne and other applicable intellectual property convention language.  MANUFACTURER has taken all appropriate steps to register the patents related to the Products with the United States Patent and Trademark Office and other applicable offices in other nations worldwide, as applicable.

(b)           MANUFACTURER hereby covenants to DISTRIBUTOR as follows:

(i)           In the event that MANUFACTURER is directly or indirectly selling the Products at the same time as DISTRIBUTOR is permitted to sell the Products hereunder, except as described in 5(c)(i) above, MANUFACTURER shall not sell or authorize the sale of the Products at a manufacturer's suggested retail price that is less than the price that DISTRIBUTOR sells the Products for at any time in any media.

(ii)           All Product Information which will be delivered to DISTRIBUTOR during the term of this Agreement will be true and correct in all material respects;

(iii)           MANUFACTURER shall indemnify, defend and hold harmless DISTRIBUTOR and its officers, directors, employees, affiliates, licensees and agents from any and all costs (including reasonable attorney's fees and expenses and other court costs), expenses, damages, or other liabilities to third parties arising from  (w) a breach of MANUFACTURER's representations and warranties or covenants contained herein, (x) actions by persons claiming ownership or other rights in the Products or the infringement of any patents and copyrights relating to the Products and any related packaging material and accompanying printed material where the content thereof has been approved/authorized by MANUFACTURER, and (y) claims in the nature of product liability or defects inherent in the Products;

(iv)           MANUFACTURER shall cause to have any manufacturer from which MANUFACTURER is purchasing the Products (or the MANUFACTURER itself as the case may be) for delivery to DISTRIBUTOR, name DISTRIBUTOR as an additional named insured on any policy for product liability insurance maintained by such manufacturer and, in the event MANUFACTURER is itself manufacturing such Products, to itself arrange to have DISTRIBUTOR named as such an additional insured and to maintain or arrange for such manufacturer to maintain DISTRIBUTOR as an additional named insured on such policy for as long as DISTRIBUTOR is selling the Products. MANUFACTURER shall cause such insurer to deliver evidence to DISTRIBUTOR that it has been so named as an additional insured. The amount of coverage and the limits shall be mutually agreed upon by the parties prior to Product launch.

(c)           Additional Obligations Of  MANUFACTURER

(i)           Materials.  Manufacturer shall provide the DISTRIBUTOR with initial marketing and technical information concerning the Products as well as reasonable initial quantities of brochures, instructional material, advertising literature, and other Product data, with all such material printed in the English language.  In addition, Manufacturer shall provide DISTRIBUTOR with Demonstration Units as specified on Exhibit C for their sales agents and representatives at a cost to the DISTRIBUTOR as indicated on Exhibit C.  Such demonstration products are not to be resold by DISTRIBUTOR under any circumstances without the prior written consent of the Manufacturer.

(ii)           Response to Inquiries.  Manufacturer shall promptly respond to all inquiries from DISTRIBUTOR concerning matters pertaining to this Agreement. DISTRIBUTOR is obligated to perform in the same manner if inquiries are made from the Manufacturer to the DISTRIBUTOR.

(iii)           Testing.  Manufacturer shall conduct product testing on the Products before shipment to DISTRIBUTOR.

(iv)           Delivery Time.  Manufacturer shall minimize delivery time as much as possible and use its reasonable best efforts to fulfill delivery obligations to the DISTRIBUTOR as quickly as is possible and in accordance with the committed acceptances provided by this agreement. DISTRIBUTOR agrees to keep manufacturer informed on a routine and timely basis of orders pending in DISTRIBUTOR’s territory and any changes DISTRIBUTOR foresees in the marketplace that could impact the quantity of sales-purchase orders placed by the DISTRIBUTOR with Manufacturer.

Section 7. Representations,  Warranties and Covenants of DISTRIBUTOR to MANUFACTURER.

(a)           DISTRIBUTOR hereby represents and warrants to MANUFACTURER as follows:

(i)           DISTRIBUTOR is a corporation duly organized under the laws of the of Pennsylvania and DISTRIBUTOR has the corporate power to own its assets and properties and to carry on its business as now being and heretofore conducted;

(ii)           The execution, delivery and performance of this Agreement by DISTRIBUTOR has been duly authorized by DISTRIBUTOR, does not violate its certificate of incorporation, by-laws or similar governing instruments or applicable law and does not, and with the passage of time will not, materially conflict with or constitute a breach under any other agreement, judgment or instrument to which DISTRIBUTOR is a party or by which it is bound; and

(iii)           This Agreement is the legal, valid and binding obligation of DISTRIBUTOR, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors' rights generally and by equitable principles of general application (regardless of whether considered in a proceeding in equity or at law) and the discretion of the court before which any such proceeding may be brought.

(b)    DISTRIBUTOR hereby covenants to MANUFACTURER as follows:

(i)           DISTRIBUTOR shall indemnify, defend and hold harmless MANUFACTURER and its officers, directors, employees, affiliates and agents from any and all costs (including reasonable attorney's fees and expenses and other court costs), expenses, damages or other liabilities to third parties arising from a breach of DISTRIBUTOR's representations and warranties or covenants contained herein.

(c)      Import and Export Requirements.  DISTRIBUTOR shall, at its own expense, pay all import and export licenses and permits, pay customs charges and duty fees, and take all other actions required to accomplish the export and import of the Products sold to customers by DISTRIBUTOR.  DISTRIBUTOR understands that Manufacturer is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibit export or diversion of certain technical products to certain countries.  DISTRIBUTOR warrants that it will comply in all respects with the export and re-export restrictions set forth in the export license for every Product shipped to the DISTRIBUTOR.

(d)           Limitation on DISTRIBUTOR's Rights to the Products.  DISTRIBUTOR shall have no right to copy, modify, disassemble or remanufacture any Product or part thereof. Doing so is grounds for immediate termination of this agreement.

Section 8. Independent Parties / Taxes.

Each of DISTRIBUTOR and MANUFACTURER are dealing with the other as independent contractors. This Agreement does not create, nor is it intended in any way to create, a joint venture or partnership between the parties hereto.  Each of DISTRIBUTOR and MANUFACTURER shall be responsible for all of its own Federal, State and local taxes of any kind or nature whatsoever.

Section 9.  Confidentiality.

(a)    DISTRIBUTOR and MANUFACTURER each agree to hold the terms and provisions of this Agreement and all information received from the other party hereto in confidence; provided, that this provision shall not apply with respect to information which becomes generally available to the public or in the direct response and related industries, other than as a result of disclosure by the party hereto that is required to keep such information confidential.

(b)    DISTRIBUTOR and MANUFACTURER each agree that with respect to any breach by such party of the provisions of subsection (a) above, the non-breaching party shall have the right to obtain an injunction to be issued by any tribunal of competent jurisdiction restricting DISTRIBUTOR or MANUFACTURER as the case may be, from continuing to breach the provisions of subsection (a) above. The provisions of this Section shall survive termination (for whatever reason) of this Agreement.

(c)     Confidential Information.  A receiving party shall not use or disclose any Confidential Information, including among other items Intellectual Property, trade secrets and other materials identified as Confidential Information by the disclosing party, except as expressly authorized by this Agreement, and shall protect all such Confidential Information in a manner conforming to industry standards using the same degree of care which it uses with respect to its own proprietary information, but in no event with safeguards less than a reasonably prudent business would exercise under similar circumstances. Each party represents and warrants to the other that it has adopted policies and procedures with respect to the receipt and disclosure of confidential or proprietary information, including without limitation the Confidential Information of the other party, with its employees, agents, representatives and subcontractors. Neither party nor any of its directors, officers, employees, agents or representatives receiving any Confidential Information of the other party shall disclose any such information to any person who is not an employee of such party without the prior written consent of a duly authorized representative of the other party, which consent shall not be unreasonably withheld. Each party agrees to use its best efforts to limit dissemination of and access to any Confidential Information of the other party only to the persons within such party’s immediate organization and then only to those persons who have a need for access to such Confidential Information of the other party and who are subject to confidentiality obligations in regard to such Confidential Information at least as protective as those set forth herein. Prior to any permitted disclosure by a party of Confidential Information of the other party to any person who is not an employee of such party, such party shall obtain the written agreement of such person to protect such Confidential Information to at least the same extent as provided for herein, and shall promptly provide copies of any and all such agreements to the other party upon the request of the other party. No party shall make any tangible reproductions, copies or embodiments, in whole or in part, of any Confidential Information of the other party without the consent of the other party. All tangible reproductions, copies or embodiments, in whole or in part, of any Confidential Information shall carry a confidential, proprietary notice similar to that, if any, with which it was submitted. A receiving party’s obligations regarding the protection of Confidential Information shall survive any expiration or termination of the Agreement. A receiving party shall take prompt and appropriate action to prevent unauthorized use or disclosure of the Confidential Information. Without limiting the generality of the foregoing, all humanly perceivable forms of the other party’s Intellectual Property are trade secrets of the other party and may not be disclosed by the other party for any reason or purpose.

Section 10.  Notices.

Any notice, request or other communication required or permitted under this Agreement shall be in writing and shall be given or made by physical delivery or by registered or certified mail, postage prepaid, return receipt requested or by overnight carrier addressed to the appropriate party. All such notices shall be addressed as follows:

If to DISTRIBUTOR:	With a copy to:
Shephard G. Bentley, CEO.	ATTN: Chairman James MacKay
(insert address)                                                                The MacKay Group
(insert address)                                                                3412, China Merchants Tower,
(insert address)                                                                168-200 Connaught Road,
(insert address)                                                                Sheung Wan, Hong Kong
                                                                                            james@themackaygroup.net

Phone No: (000) 000-0000                                                    Phone No: (852) 2549-0633
Fax No: (000) 000-0000	Fax No: (852) 2549-0689

If to MANUFACTURER:	With a copy to:
DR. LEON SILVERSTONE
(Address)	(Address)

Phone No: (000) 000-0000                                                   Phone No: (000) 000-0000
Fax No: (000) 000-0000                                                       Fax No: (000) 000-0000

Any party may change the persons and addresses to which notices, requests or other communications are to be sent by giving written notice of such change to the other party hereto in the manner provided herein for giving notice. Notices shall be effective upon receipt in the case of facsimile,  physical delivery or overnight carrier and three (3) business days after deposit in the U.S. mails in the case of mailing.

Section 11.  Miscellaneous.

(a)                 In addition to the provisions specifically referred to herein, the provisions of sections 2, 4, 5, 6, 8, 9, 10 and 11 shall also survive the fulfillment of the parties' other obligations pursuant to this Agreement and/or termination of this Agreement for any reason.

(b)                 MANUFACTURER hereby consents to the assignment and/or sub-licensing of this Agreement by DISTRIBUTOR. DISTRIBUTOR may not assign this Agreement to an unrelated party. Other than as provided in this Agreement may not be assigned by any of the parties hereto without the consent of the other party hereto. The Parties agree that DISTRIBUTOR (and or other parties relevant to the services to be provided hereunder) may, in its sole discretion, issue press releases and may also be permitted to file any required SEC documents as required by applicable laws and regulations relative to the rights, duties and obligations contained and arising from this Agreement; PROVIDED HOWEVER, that the initial press release announcing the execution of this Agreement shall be mutually approved by the parties, which approval shall not be unreasonably withheld.

(c)                 This Agreement shall be governed by and construed under the laws of the State of Delaware, U.S.A., except that perfection of the title reserved by Manufacturer in Subsection 3(k) above shall be governed by the laws of Distributor's jurisdiction.  The federal and state courts within the State of Delaware , U.S.A., shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement.  Distributor hereby expressly consents to (i) the personal jurisdiction of the federal and state courts within  Delaware , (ii) service of process being effected upon it by registered mail sent to the address set forth at the beginning of this Agreement, and (iii) the uncontested enforcement of a final judgment from such court in any other jurisdiction wherein Distributor or any of its assets are present.

(d)                 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior letters and agreements with respect to the subject matter hereof. Except as otherwise provided herein, this Agreement may not be amended, supplemented, canceled or discharged except by written instrument executed by each of the parties hereto.

(e)                 If any provision of this Agreement, as applied to any party or to any circumstances, shall be finally determined by a court to be void or unenforceable, the same shall be stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

(f)               The waiver by any party to this Agreement of the breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

(g)                The Section headings contained in this Agreement are for convenient reference only and shall not affect the construction of any provision of this Agreement.

(h)                This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i)               The parties agree that all required Schedules and Exhibits shall be supplied within thirty (30) days of the execution hereof, notwithstanding anything to the contrary contained herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

MANUFACTURER                                                                                      DISTRIBUTOR

By:______________________                                                                               By:_________________________
DR. LEON SILVERSTONE                                                                                  SHEPHARD G. BENTLEY, CEO

EXHIBIT A

PRODUCT DESCRIPTION AND PURCHASE PRICE

DISTRIBUTOR's Purchase Price
Product                                                                       (U.S. dollars)

OraCalm™                                                      Market Price (subject to mutual approval of the parties)
ViraCalm™                                                      Market Price (subject to mutual approval of the parties)

TERRITORY

DISTRIBUTOR's Territory shall be all portions of the following:

WORLDWIDE

(MANUFACTURER)                                                                                                (DISTRIBUTOR)

____________________                                                                                     ____________________
DR. LEON SILVERSTONE                                                                                     SHEPHARD G. BENTLEY, CEO

Title:_______________                                                                                     Title: ______________

Date: _______________                                                                                     Date:________________

EXHIBIT B

MANUFACTURER’S patents, copyrights, trademarks, trade names and service marks registrations, worldwide governmental/regulatory approvals including but not limited to the FDA (and similar agencies worldwide), CE  relating to the Product  (all of which are listed on Exhibit B) TERRITORY

Regulatory approvals. The Manufacture / Patent owner will supply to Distributor all FDA and CE mark approvals for worldwide sales and it will be the Manufacture/ Patient owner to keep the marks in effect for the full time of this agreement.

(MANUFACTURER)                                                                                                      (DISTRIBUTOR)

____________________________                                                                           _____________________________
DR. LEON SILVERSTONE                                                                                             SHEPHARD G. BENTLEY, CEO
Title _____________________ _____                                                                     Title __________________________

Date __________________________                                                                      Date ___________________________

EXHIBIT C

DEMONSTRATION UNITS

                 Unit / Products                                                                            Price to DISTRIBUTOR
OraCalm™                                                                                     Free for first 100, then TBD
ViraCalm™                                                                                     Free for first 100, then TBD

(MANUFACTURER)                                                                                                (DISTRIBUTOR)

____________________                                                                                     ____________________
DR. LEON SILVERSTONE                                                                                     SHEPHARD G. BENTLEY, CEO

Title:_______________                                                                                      Title: ______________

Date: _______________                                                                                     Date:________________

EXHIBIT D

SPARE PARTS LIST AND PRICE SCHEDULE

Description of Part	Number	(US dollars)

[ALL SPARE PARTS BY APPROPRIATE QUANTITIES WILL BE REPLACED ON A COST PLUS BASIS PER THE CURRENT BILL OF MATERIALS IN PLACE AT THE MANUFACTURER, AND MAY BE VERIFIED BY MOST RECENT PURCHASE PRICES FROM APPROVED VENDORS OF THE MANUFACTURER.]

(MANUFACTURER)                                                                                                         (DISTRIBUTOR)

_____________________________                                                                           ______________________________
DR. LEON SILVERSTONE                                                                                                SHEPHARD G. BENTLEY, CEO

Title _________________________                                                                           Title ___________________________

Date _________________________                                                                            Date___________________________

EXHIBIT E

WARRANTY PROVISIONS

Warranty period shall commence upon the date of shipment of product to DISTRIBUTOR.

(MANUFACTURER)                                                                                                (DISTRIBUTOR)

____________________                                                                                     ________________________
DR. LEON SILVERSTONE                                                                                      SHEPHARD G. BENTLEY, CEO

Title:________________                                                                                     Title: ______________

Date: _______________                                                                                     Date:_______________